Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COMMERCIAL OUTSOURCING SERVICES AGREEMENT

This Commercial Outsourcing Services Agreement (“Agreement”) is entered into as of August 25, 2011 (the “Effective Date”) by INTEGRATED COMMERCIALIZATION SOLUTIONS, INC., a California corporation (“ICS”) and PACIRA PHARMACEUTICALS, INC., a California corporation (the “Company”).

RECITALS

A.            Company is, among other things, in the business of manufacturing, selling and distributing pharmaceutical products, including those listed on Schedule A (“Products”);

B.            ICS is, among other things, in the business of providing commercialization services for pharmaceutical products;

C.            The Company desires to engage ICS as its agent to provide certain commercialization services related to Products pursuant to this Agreement; and

D.            ICS desires to provide such commercialization services to the Company as its agent pursuant to this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.             Appointment As Exclusive Agent

The Company hereby appoints ICS as the exclusive provider of Services (as defined in Section 2) for Products sold to the Company’s customers (“Customers”) in the United States, Guam, Puerto Rico and the U.S. Territories during the Term (as defined in Section 4.1), as provided in this Agreement.

2.             Services To Be Performed

2.1           Services.  The Company hereby engages ICS to provide the following services with respect to Products (“Services”):

2.1.1        Customer Services as described in Exhibit B.

2.1.2        Warehousing and Inventory Program Services as described in Exhibit C.

2.1.3        Distribution Services as described in Exhibit D.

2.1.4                        Warehousing and Distribution of Sample Products as described in Exhibit E.

2.1.5                        Marketing Materials Fulfillment Services as described in Exhibit F.

2.1.6                        Contract Administration and Chargeback Processing as described in Exhibit G.

2.1.7                        Accounts Receivable Management and Cash Applications as described in Exhibit H.

2.1.8        Financial Management Services as described in Exhibit I.

2.1.9        Information Technology Services as described in Exhibit J.

2.2           ADR Status.  Solely for the limited purpose of compliance with the pedigree requirements of the Prescription Drug Marketing Act and any similar state laws, ICS shall be considered an “Authorized Distributor of Record” for the Products and a third party logistics provider who does not take title to Product or have general responsibility to direct the Product’s sale or disposition.  The foregoing shall not be construed in a manner that results in ICS being considered a distributor or wholesaler for any other purpose or under any other law or regulation.

2.3           Taxes.  ICS will not be responsible for collection or payment of any Taxes on behalf of the Company.

2.4           Definitions.  Capitalized words used without definition in this Agreement will each have the meaning in Schedule C.  Capitalized words used without definition in this Agreement will each have the meaning in Schedule C.

3.             Compensation — Fees For Services

3.1           Compensation.  The Company will compensate ICS for Services in accordance with Schedule B.  ICS will provide monthly invoices for fees for Services to the Company, and will bill the Company for any pass through charges monthly or as ICS is billed.  The Company will notify ICS of any disputed charges in writing within 30 days of the date of the invoice covering such charges.  In the absence of any such notice of dispute, all invoices will be deemed to be correct and due in full within 30 days of the invoice date.  If the Company disputes a portion of an invoice, the Company shall pay the undisputed portion of the invoice within 30 days of the invoice date.  A late fee of [**]% per month (or any portion thereof) will be charged as of the due date on all amounts not paid within [**] days of the invoice date, except any amount disputed by the Company in good faith.  If any dispute is resolved in favor of ICS, the Company will pay the applicable late fee on such amount from the original due date.

3.2           Price Changes.  For all fees, excluding pass-through costs which are billed on a “cost plus” basis, ICS and the Company will negotiate annual adjustments to take effect on each anniversary of the date of this Agreement during the Term.  ICS and the Company will negotiate such adjustments in good faith, taking into account all relevant factors including changes in the consumer price index, documented material changes to ICS costs of providing Services that have occurred (or are reasonably likely to occur), quantities of services used and any resultant economies of scale to ICS, and any other relevant factors (but without double-counting any cost increases addressed by Section 3.3).  ICS and the Company will use commercially reasonable best efforts to agree upon any proposed adjustment at least one hundred twenty (120) days prior to its effective date

3.3           Cost Adjustment.  If ICS can reasonably demonstrate to the Company that the costs to ICS for providing Services have materially increased (or are reasonably likely to increase materially during the following twelve (12) month period of the Term) as a result of any changes in the Requirements of Law, including the adoption of any new Requirements of Law impacting Services, then ICS may increase the applicable component of the fees for such Services provided in Schedule B (“Cost Adjustment”).  ICS will notify the Company of any proposed Cost Adjustment at least one hundred twenty (120) days prior to its effective date.  All Cost Adjustments will be determined under generally accepted accounting principles (“GAAP”) and cost allocation methods applied on a consistent basis.  If the Company objects to any Cost Adjustment and the parties are unable in good faith to resolve such objection to the reasonable satisfaction of both parties, then either party may terminate this Agreement upon ninety (90)

days’ prior written notice to the other party.

3.4           Program Ready Date.  If the Company requests that ICS delay the launch of Services more than thirty-five (35) days beyond the agreed-upon date on the signatory page (the “Program Launch Date”) for any reason other than ICS’ failure to be in compliance with its obligations under this Agreement, the Company will pay ICS the Stand-Ready Fee and any associated expenses as specified in Schedule B, including reasonable out-of-pocket costs and other expenses.  The Company will give ICS at least one week’s written notice of changes to the Program Launch Date.  Program ready fees will continue until the Program Launch Date.  After the Program Launch Date, the Company will pay applicable monthly program fees.  For the first month during which Services are provided, ICS will prorate any difference between program ready fees and applicable monthly program fees.

4.             Term And Termination

4.1           Initial Term.  This Agreement will be effective as of the Effective Date and will continue for three (3) years (the “Term”) unless sooner terminated in accordance with Section 4.  The Term may be extended upon written mutual agreement of the parties, such extension to be negotiated in good faith six (6) months prior to the expiration of the Term.

4.2           Termination For Breach.

4.2.1        If a party fails to pay any amount due to the other party under this Agreement, such unpaid amount shall bear interest at the rate of [**] percent ([**]%) per month from the date due until paid.  If such amount becomes more than [**] days past due, the other party may provide notice to the non-paying party specifying the amount due and notifying the non-paying party that the other party may terminate this Agreement if the non-paying party fails to pay the amount due within ten days of the date of the notice.  If the non-paying party fails to pay the amount due within 10 days of the date of the notice, the other party may terminate this Agreement immediately and, in such event, shall provide written notice thereof to the non-paying party; provided that if such breach occurs more than three times during any 12-month period, the non-breaching party may terminate this Agreement upon five days’ written notice without any opportunity for cure.

4.2.2        Time and timely performance, consistent with the mutually agreed SOPs, are of the essence of this Agreement.  If a party fails to perform any obligation under this Agreement (other than payment of money), the other party may provide notice to the breaching party describing the breach in detail and notifying the breaching party that the other party may terminate this Agreement if the breaching party’s failure to perform is not cured within ten (10) business days of the date of the notice.  If the breaching party’s failure to perform is not cured and, if necessary, a corrective action plan implemented, within ten business days of the date of the notice, then the other party may terminate this Agreement immediately and, in such event, shall provide written notice thereof to the breaching party; provided that such cure right may not be exercised more than once during any 12-month period for any given breach.

4.3           Termination For Specific Events.  Either party may immediately terminate this Agreement upon written notice to the other party upon the other party’s:  (a) filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (b) having an order for relief entered in Bankruptcy Code proceedings; (c) making a general assignment for the benefit of creditors; (d) having a trustee, receiver, or custodian of its assets appointed unless proceedings and the person appointed are dismissed within 30 days; (e) dissolving its existence under applicable state law; (f) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Section 303(h)(1), as amended; or (g) certification in writing of its inability to pay its debts as they become due (and either party may periodically require the other to certify its ability to pay its debts as they become due) (each, a “Bankruptcy Event”).  Each party agrees to provide immediate notice to the other party upon a Bankruptcy Event.  The Company may terminate this Agreement as to any Product without cause, effective upon written notice, if the Company ceases marketing or divests the Product, or if any regulatory action suspends or materially restricts the marketing of the Product, provided that the Company will be obligated to pay the Monthly Management Fee for the month in which notice of termination is provided and the following month.

4.4           Expenses.  Within 30 days of expiration or earlier termination of this Agreement for any reason, the Company will (a) pay ICS any amount owed; (b) return to ICS all hardware, software and other equipment, or pay to ICS the replacement cost of items not returned, other than consumables or Product-specific items; and (c) pay non-recoverable expenses for telecommunication, facsimile, postage, shipping and other services incurred by ICS up to the effective date of termination.  Upon expiration or termination of this Agreement, ICS agrees to reasonably cooperate to transition the Services to Company’s successor vendor with fees to be mutually agreed upon.

4.5           Survival.  Accrued payment obligations, and any provision if its context shows that the parties intended it to survive, will survive expiration or termination of this Agreement for a period of two (2) years, confidentiality obligations will survive for a period of three years, and indemnity obligations will survive until the expiration of any applicable statute of limitations; in each case, except as expressly provided, expiration or termination will not affect any obligations arising prior to the expiration or termination date.  Recordkeeping and documentation requirements will survive this Agreement for the period required by law or regulation.

5.             Recalls; Other FDA Issues

5.1           Recalls.  If the Company conducts a recall, market withdrawal or field correction of any Products (“Recall”), the Company will conduct the Recall or designate a third party to do so and be responsible for all Recall expenses.  ICS will comply with the Company’s reasonable requests in the Recall.  If the Recall was not due primarily to ICS’s negligence, the Company will pay or reimburse ICS’s Recall expenses (including reasonable attorneys’ fees) for those services requested by Company in writing.  If the Recall was due primarily to ICS’s negligence, ICS will pay or reimburse the Company’s reasonable documented out-of-pocket Recall expenses (including reasonable attorneys’ fees).  Each party will use its best efforts to minimize Recall expenses.  The Company will notify ICS of any proposed Recall as soon as possible and, in any event, will do so within forty-eight (48) hours of initiating a Recall.  If both Parties’ acts or omissions contributed to Recall, Recall expenses will be borne by each Party in proportion to its fault.

5.2           Government Notices; Adverse Events Notification.  Each party will provide the other with a copy of any correspondence or notices it receives from the FDA, DEA or any counterpart state agency specifically relating to Services or relating to a material violation of any kind that is related to the Company or the Product, whether such violation resulted from an act or omission by the Company or by ICS, no later than three (3) business days following such receipt.  In addition, ICS will provide the Company with any notice relating to Products promptly upon its receipt.  Each party will also provide the other with concurrent copies of any responses to any such correspondence or notices (e.g., such as an FDA 483 notice, warning letters, untitled regulatory letters and establishment inspection reports).  Where reasonably possible, ICS will give prior notice to the Company of any scheduled FDA or DEA inspections of ICS’s facilities specifically relating to any Products, and, if reasonably possible, will afford the Company the opportunity to be present at such inspection and to review and contribute to any written response, to the extent permitted by law.  ICS shall warm transfer any calls from a customer to Company at 1-855-EXPAREL if the customer reports information that relates, refers or pertains to:  (i) an adverse or unexpected event in humans relating to the Products; (ii) a technical or other complaint relating to the Products; or (iii) any report of any other problem involving the Products (e.g., contamination, discoloration, improper labeling, adulteration, et cetera).

6.             Legal Compliance

6.1           General.  During the Term, each party will comply with all Requirements of Law.  ICS will comply with Requirements of Law related to storage, handling and distribution of Products.  The Company will comply with Requirements of Law related to importation, manufacture, distribution, labeling, storage, sale and handling of Products.

6.2           Other.  The Company hereby represents and warrants to ICS that, during the Term (a) no Products delivered by or on behalf of the Company to or on the order of ICS will be, at the time of shipment or delivery, adulterated, misbranded or otherwise prohibited within the meaning of the Act or within the meaning of any applicable state or local law, (b) all Products will be, at the time of shipment and delivery to ICS, merchandise that may be introduced and delivered into interstate commerce under the provisions of Sections 404 or 405 of the Act, (c) all Products will be the subject of a duly approved NDA or ANDA and may be legally transported or sold under Requirements of Law, (d) all Products will have been approved by each applicable Governmental Authority for commercial sale and shipment within the United States and (e) the Company either (i) owns or holds the duly approved Biologics License Application, as such term is used in the Public Health Service Act, Title 21, United States Code, as amended, or the duly approved NDA or ANDA , for each of the Products, or (ii) is otherwise considered the “manufacturer” of all Products within the meaning of any applicable federal, state or local law relating to pedigrees.

7.             Representations And Warranties

7.1           By the Company.  The Company represents and warrants to ICS that:  (a) it has authority to enter into and perform this Agreement without restriction and this Agreement is a valid and binding obligation of the Company, (b) execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate actions, (c) the Company has and will maintain, in full force and effect, all licenses and permits required under applicable law for the Company to sell and distribute Products under this Agreement, (d) as of the Program Launch Date, there is no proceeding or investigation pending or threatened that questions validity of this Agreement, marketing authorizations related to Products or actions pursuant to this Agreement, (e) Products, or any part thereof, have not been materially adversely affected in any way as a result of any legislative or regulatory change, revocation of the right to manufacture, distribute, handle, store, sell or market them or the Company’s breach of this Agreement, and (f) no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any Governmental authority (within the United States) are required for Company’s performance of its obligations under this Agreement, other than any approvals already obtained.

7.2           By ICS.  ICS represents and warrants to the Company that: (a) it has authority to enter into and perform this Agreement without restriction and this Agreement is a valid and binding obligation of ICS, (b) execution, delivery and performance of this Agreement by ICS has been duly authorized by all necessary corporate actions, (c) ICS has and will maintain in full force and effect, all licenses and permits required under applicable law for ICS to perform the Services under this Agreement, (d) there is no proceeding or investigation pending or threatened that questions validity of this Agreement, ICS’s licenses to warehouse and distribute pharmaceuticals, or any actions pursuant to this Agreement, (e) Products have not been materially adversely affected while in ICS’s possession as a result of any revocation of its licenses or ICS’s breach of this Agreement, (f) ICS shall handle and store Product in a clean and orderly location, in conformity with Product specifications, and in a manner that maintains the proper rotation and quality of Product, (g) ICS shall comply with Company criteria in shipping and storing Product that requires special handling, and (h) no approval of or filing with any Governmental Authority (within the United States) is required to perform Services, other than any approvals already obtained.  ICS will permit Company to conduct audits and inspections under normal working hours as not to disrupt ICS workflow and business operations, and shall permit Company to conduct a physical inspection of ICS storage facilities within ten (10) business days of a written request by Company for such inspection and shall reasonably cooperate to assist Company with such inspection, if requested.  Inspections and audits will require reasonable advanced written notice and will be reasonable in time and scope (limited to validating compliance with terms and conditions of this Agreement, including all Exhibits and Schedules hereto).

7.3           Notice of Changes.  The Company and ICS will give prompt written notice to the other if it becomes aware during the Term of any action or development that would cause any warranty in this Section 7 to become untrue.

8.             Trademarks/Data

Neither party may use the other party’s name, trademarks, service marks, logos, other similar marks, other intellectual property, or other data or information in any manner without its prior written approval, except to satisfy its obligations under this Agreement.  ICS shall not alter, modify, replace or reproduce any Product labeling, packaging or advertising.  Data and information that belong to the Company will be any data and information related to Products (including sales information), except “ICS Data.”  ICS Data is data and information that is not specific to Products or the Company and was developed by ICS relating to its processes, reports and services provided to the Company under this Agreement.  ICS Data, including information and data relating to any of ICS’s customers and their profiles, belongs to ICS.

9.             Confidentiality

9.1           Existing Agreement.  The parties have previously executed a written Confidentiality Agreement (“Confidentiality Agreement”), attached as Schedule D.  The parties will abide by its provisions during the Term and for at least five (5) years thereafter, regardless of any shorter term in the Confidentiality Agreement.  Information disclosed under this Agreement and the terms and conditions of this Agreement (including all attachments) shall be deemed “Confidential Information” under the Confidentiality Agreement.

9.2           Termination.  Upon expiration or termination of this Agreement for any reason each party will promptly: (a) return to the other party all documents and other material containing Confidential Information (as defined in the Confidentiality Agreement), including copies, other than those which a party is reasonably required to maintain for legal, tax or valid business purposes; or (b) certify to the other party that it has destroyed all such documentation and other materials.

10.          Remedies

10.1         Generally.  Rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any agreement, at law or in equity.  In the event of termination pursuant to Section 4.2.2, the terminating party shall not have any further liability to the other party except for obligations accrued as of the date of termination and continuing compliance with any provisions of this Agreement which by their terms survive termination.

10.2         Equitable Relief.  If either party violates or threatens to violate Recall, Legal Compliance, Trademark/Data infringement, Confidentiality or other provisions of this Agreement, the other party may suffer irreparable harm and its remedies at law may be inadequate.  Accordingly, the other party may seek equitable relief.

10.3         Breach by the Company.  The Company acknowledges the difficulty (if not the impossibility) of ascertaining the amount of damages that would be suffered by ICS if (i) the Company terminates this Agreement without cause or (ii) ICS terminates this Agreement following a breach by the Company.  In such event, as compensation, as its sole remedy, and not as a penalty, the early termination fee (the “ETF”) payable to ICS shall be equal to twenty percent (20%) of the aggregate amount of all fees and other sums that, in absence of such breach, would have been paid by the Company to ICS under this Agreement, [**], with such fees and other sums to be based on the average monthly amount paid or owed by the Company to ICS during the six months preceding such breach (or such shorter time as the Agreement has been in effect).  The ETF is in addition to any other claims or amounts owed by Company to ICS under this Agreement, including Fees for Services performed and costs incurred prior to the effective date of termination and indemnification obligations under this Agreement and the Continuing Guaranty and Indemnification Agreement referenced in Section 13 below (the “Continuing Guaranty”).

10.4        LIMITATIONS.  EXCEPT FOR EACH PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 9, ETF UNDER SECTION 10.3, INDEMNIFICATION UNDER SECTIONS 11.1 AND 11.2, AND INTELLECTUAL PROPERTY UNDER SECTION 12:

(A)          NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT;

(B)          ANY LOSS DUE TO DAMAGE OR LOSS OF PRODUCTS WILL BE BASED UPON THE COMPANY’S COST OF MANUFACTURING OR ACQUIRING PRODUCTS, NOT ITS SELLING COST; AND

(C)          COMPANY UNDERSTANDS AND AGREES THAT IT HOLDS TITLE AND RISK OF LOSS FOR THE PRODUCTS AT THE ICS FACILITY UNDER THIS AGREEMENT.  AS A SERVICE PROVIDER, ICS DOES NOT ACCEPT LIABILITY FOR DAMAGE OR LOSS TO THE PRODUCT WHILE IN THE ICS FACILITY, EXCEPT FOR LIABILITY FOR THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION UNDER SECTION 11.2 BELOW.  NOTWITHSTANDING THE FOREGOING, ICS AGREES THAT IF DAMAGE OR LOSS TO PRODUCTS IS CAUSED BY:  (1) A BREACH OF THIS AGREEMENT BY ICS, ICS SHALL BE LIABLE FOR SUCH LOSS UP TO A MAXIMUM AMOUNT EQUAL TO THE ETF (AS DEFINED UNDER SECTION 10.3(C) ABOVE); OR (2) ICS’S GROSSLY NEGLIGENT OR WILLFUL ACT OR OMISSION, THEN NO LIMITATION OF LIABILITY SHALL APPLY, EXCEPT FOR THE LIMITATIONS OF SECTIONS 10.4(A) AND (B) ABOVE.  COMPANY IS RESPONSIBLE FOR ENSURING THAT IT HAS APPROPRIATE INSURANCE IN PLACE TO PROTECT ITSELF FROM POTENTIAL DAMAGE OR LOSS TO ITS PRODUCTS.  THE

INSURANCE REQUIRED UNDER SECTION 13 BELOW IS A MINIMUM ONLY, AND ICS DOES NOT REPRESENT OR WARRANT THAT THESE COVERAGES ARE SUFFICIENT FOR COMPANY’S NEEDS.

11.          Indemnification

11.1         By the Company.  The Company will defend, indemnify and hold harmless ICS and its Related Parties from and against all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”) brought by third parties or the Company’s employees caused by or arising from any (a) act or omission of the Company or its Related Parties in breach of this Agreement or violation of applicable law or regulation, (b) failure of the Company to perform its obligations or to comply with Requirements of Law, (c) breach of any warranty made by the Company in this Agreement (d) claims of patent, trademark, copyright or other infringement related to Products, (e) the Company’s storage, handling, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly of Products and their transportation to ICS, or (f) Taxes imposed against ICS or its Related Parties; provided, however, the Company will have no obligations under this Section 11.1 for any Claims to the extent caused by any negligent act or omission of ICS or its Related Parties.

11.2         By ICS.  ICS will defend, indemnify and hold harmless the Company and its Related Parties from and against all Claims brought by third parties or ICS’s employees against the Company or its Related Parties caused by or arising from any (a) act or omission of ICS or its Related Parties in breach of this Agreement or in violation of applicable law or regulation, (b) failure of ICS to perform its obligations or to comply with Requirements of Law, (c) breach of any warranty made by ICS in this Agreement, (d) the storage, handling, and assembly of Products and their transportation by ICS in violation of the terms of this Agreement or mutually agreed upon SOP’s, or (e) making by ICS of representations or warranties with respect to Products to the extent not expressly authorized by the Company in writing; provided, however, that ICS will have no obligations under this Section 11.2 for any Claims to the extent caused by any negligent act or omission of the Company or its Related Parties.

11.3         Procedures.  The obligations and liabilities of the parties with respect to Claims subject to indemnification under this Section 11 (“Indemnified Claims”) will be subject to the following terms and conditions:

11.3.1      The party claiming a right to indemnification hereunder (“Indemnified Person”) will give prompt written notice to the indemnifying party (“Indemnifying Person”) of any Indemnified Claim, stating its nature, basis and amount, to the extent known.  Each such notice will be accompanied by copies of all relevant documentation, including any summons, complaint or other pleading that may have been served or any written demand or other document.

11.3.2      With respect to any Indemnified Claim: (a) the Indemnifying Person will defend or settle the Indemnified Claim, subject to provisions of this subsection, (b) the Indemnified Person will, at the Indemnifying Person’s sole cost and expense, cooperate in the defense by providing access to witnesses and evidence available to it, (c) the Indemnified Person will have the right to participate in any defense at its own cost and expense to the extent that, in its judgment, the Indemnified Person may otherwise be prejudiced thereby, (d) the Indemnified Person will not settle, offer to settle or admit liability in any Indemnified Claim without the written consent of an officer of the Indemnifying Person, and (e) the Indemnifying Person will not settle, offer to settle or admit liability as to any Indemnified Claim in which it controls the defense if such settlement, offer or admission contains any admission of fault or guilt on the part of the Indemnified Person, or would impose any liability or other restriction or encumbrance on the Indemnified Person, without the written consent of an officer of the Indemnified Person.

11.3.3      Each party will cooperate with, and comply with all reasonable requests of, each other party and act in a reasonable and good faith manner to minimize the scope of any Indemnified Claim.

12.          Intellectual Property

All concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are related to Products will remain exclusive property of the Company, except those not specific to Products and that relate to the general processes, reports and services developed by ICS and provided to the Company.  Any concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are developed by ICS that are not specific to Products or that relate to the processes, reports and services developed by ICS will remain the exclusive property of ICS.

13.          Insurance

13.1         By the Company.  During the Term, the Company will maintain: (a) casualty and theft or loss insurance in amounts sufficient to protect all Products and other materials consigned to ICS, and (b) products liability and commercial general liability insurance having a limit of not less than [**] dollars ($[**]) per occurrence, Combined Single Limit (Bodily Injury and Property Damage), pursuant to one or more insurance policies with reputable insurance carriers having a Best’s Rating of A VII or otherwise as reasonably approved by ICS.  If the required insurance is underwritten on a “claims made” basis, the insurance must include a provision for an extended reporting period (“ERP”) of not less than twenty-four months; the Company further agrees to purchase the ERP if continuous claims made insurance, with a retroactive date not later than the date of this Agreement, is not continually maintained or is otherwise unavailable.  The Company will designate ICS and its Related Parties as “additional insureds” under each such insurance policy.  The Company will obtain a broad form vendor’s endorsement for products liability for ICS and its Related Parties.  Once the Products have been FDA approved, the Company will provide to ICS, upon request, a certificate of insurance indicating that such obligations have been satisfied.  As a condition precedent to the effectiveness of this Agreement, the Company will execute the form of Continuing Guaranty and Indemnification Agreement attached as Exhibit A.

13.2         By ICS.  During the Term, ICS will maintain the following insurance:

13.2.1      Workers’ Compensation.  Workers’ compensation statutory coverage as required by law in states where Services are performed;

13.2.2      Employer’s Liability.  Employer’s liability insurance with a limit of $[**] for bodily injury by accident per person, $[**] for bodily injury by accident, all persons and $[**] bodily injury by disease policy limit;

13.2.3      General Liability.  Commercial general liability insurance, including personal injury blanket contractual liability and broad form property damage, with a $[**] combined single limit;

13.2.4      Umbrella Liability.  Umbrella liability insurance in the amount of $[**] per occurrence and aggregate;

13.2.5      Property Insurance.  Property insurance covering the business property of

ICS and others while at any unnamed location in the amount of $[**]; and

13.2.6      Other.  ICS will not be obligated to insure Products against any loss or damage to Products arising from the shipment or storage of Products at the ICS Facility, other than for its obligations under Section 10.4 above.

13.3         Self-Insurance.  The insurance required by Section 13 may be made up through a combination of self-insured retention and traditional insurance.

13.4         Source of Recovery.  Except to the extent that ICS is liable for Product damage or loss under Section 10.4(c) above, the Company agrees to look for recovery in respect of any such loss or damage solely to the casualty and theft or loss insurance provided by the Company in accordance with Section 13.1 of this Agreement.

13.5         Notice and Proof of Insurance.  Throughout the Term, ICS will (a) provide prompt written notice to the Company in the event ICS becomes aware or is notified that the insurance described in Section 13.2 will be materially adversely modified or cancelled and (b) provide the Company with proof of such insurance.

14.          Notices

Notices will be in writing and will be delivered personally (which will include delivery by courier or reputable overnight delivery service) or sent by certified mail, postage and fee prepaid, return receipt requested, to the address on the signature page.  Items delivered personally will be deemed delivered on the date of actual delivery.  Items sent by certified mail will be deemed delivered on the date the return receipt is signed.  A party may change its contact information by a written notice delivered in accordance with this Section 14.

15.          Governing Law

This Agreement and the rights and obligations of the parties under this Agreement will be construed and interpreted under the internal laws of the State of Delaware, excluding its conflict and choice of law principles.  The successful party in any legal action arising out of this Agreement, including enforcing its rights in a bankruptcy proceeding, may recover all costs, including reasonable attorneys’ fees.

16.          Severability

If any court determines a provision of this Agreement is invalid, such holding will not affect the validity of other provisions and they will remain in effect.

17.          Complete Agreement; Amendments; Counterparts; Waivers; Signatures.

This Agreement and its schedules and exhibits, including the Confidentiality Agreement and Continuing Guaranty, contain the entire agreement between the parties and supersede any prior oral and written representations by the parties that relate to the subject matter of this Agreement.  This Agreement may not be amended, supplemented or waived in any respect without written agreement of both parties, signed by their respective authorized representatives.  This Agreement may be executed in one or more counterparts, which will together constitute but one agreement and each of which will be an original.  A party’s failure to insist, in one or more instances, upon performance of any provision of this Agreement will not be construed as a waiver of its right and the other party’s obligations will continue in full force.  Either party’s consent to any act by the other party on any occasion will not be deemed consent on any other occasion.  Facsimile transmissions bearing a party’s signature will for all purposes be deemed an original.

18.          Force Majeure

If the performance of any part of this Agreement by any party will be affected for any length of time by fire or other casualty, government restrictions, war, terrorism, riots, strikes or labor disputes, lock out, transportation delays, electronic disruptions, internet, telecommunication or electrical system failures or interruptions, and acts of God, or any other cause which is beyond control of a party (financial inability excepted), such party will not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, (a) the affected party will cooperate with and comply with all reasonable requests of the non-affected party to facilitate Services to the extent possible, and (b) the obligation of one party to pay amounts due to any other party will not be subject to the provisions of this Section.  If ICS is affected by any event of force majeure, it shall promptly notify the Company of the occurrence and, if known, the duration thereof.  If the event is expected to or does prevent ICS’ performance hereunder for ten days or more, Company shall have the right to terminate this Agreement without further liability, except payment for Services performed through the date of termination and costs for any transition services.

19.          Interpretation

Each party to this Agreement (i) has participated in the preparation of this Agreement, (ii) has read and understands this Agreement, and (iii) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement.  Each party represents that this Agreement is executed voluntarily and should not be construed against a party solely because it drafted all or a portion of this Agreement.  Headings of the various Sections are not part of the context of this Agreement, and are only labels to assist in locating those Sections, and will be ignored in construing this Agreement.  When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed.  Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires.  “And” includes “or.”  “Or” is disjunctive but not necessarily exclusive.  “Including” means “including but not limited to.”

20.          Successors

Neither party may assign this Agreement (including pursuant to a merger or change in voting control) or any of its rights or obligations without prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Upon such consent, this Agreement will be binding upon the successor party.

21.          Relationship Of The Parties

Neither party has any ownership interest in the other and their relationship, as established by this Agreement, is that of agent and master within the confines of the terms of this Agreement.  Other than such limited agency, this Agreement does not create any partnership, joint venture or similar business relationship between the parties.  Notwithstanding the limited agency created hereunder, each party will remain fully responsible for its actions and the actions of its Related Parties not specifically related to this Agreement.

22.          Letter of Intent

Pursuant to Section 17 of this Agreement, the parties’ Letter of Intent dated February 7, 2011, is superseded by this Agreement, provided that,Company shall pay $[**] on

December 1, 2011, in full satisfaction of all amounts due under the Letter of Intent, which represents [**]% of the implementation fee set forth in Schedule B.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Commercial Outsourcing Services Agreement as of the Effective Date.

PACIRA PHARMACEUTICALS, INC., COMPANY:		INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.

By:	/s/ James S. Scibetta	By:	/s/ Doug Cook

Name:	James S. Scibetta	Name:	Doug Cook

Title:	CFO	Title:	VP, General Manager

Address:	5 Sylvan Way	Address:	Attn: Executive Vice President and
	Parsippany, NJ 07054		General Manager
3101 Gaylord Parkway
	8/30/11		Frisco, TX 75034

with a copy to: AmerisourceBergen Specialty Group, Inc. Attn: Group Counsel, 1N-E186 3101 Gaylord Parkway Frisco, TX 75034

Program Launch Date: December 1, 2011

LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule A	Description of Products
Schedule B	Summary of Fees
Schedule C	Additional Definitions
Schedule D	Copy of Executed Confidentiality Agreement

Exhibits:

Exhibit A	Continuing Guaranty and Indemnification Agreement
Exhibit B	Customer Services
Exhibit C	Warehousing and Inventory Program Services
Exhibit D	Distribution Services
Exhibit E	Warehousing and Distribution of Sample Products
Exhibit F	Marketing Materials Fulfillment Services
Exhibit G	Contract Administration and Chargeback Processing
Exhibit H	Accounts Receivable Management and Cash Applications
Exhibit I	Financial Management Services
Exhibit J	IT Services

SCHEDULE A

DESCRIPTION OF PRODUCTS

Description	NDC Number

EXPAREL™ is an extended-release liposome injection of bupivacaine, an amide-type local anesthetic/analgesic, indicated for single-dose local administration into the surgical wound to produce postsurgical analgesia.

[**]

Samples

Non- sampled product

Free Goods

Yes — selective basis

SCHEDULE B

SUMMARY OF FEES

Fee	Amount	Description
3PL Services
Development and Implementation	$[**]	• [**]
Stand-Ready Fee	$[**]	[**]
Monthly Management Fee
Customer Service	$[**]/month	• [**]
Warehouse & Distribution
Returns Management
Finance
Information Technology & Reporting
Chargeback Management
Sample Management
Marketing Material Management
Customer Service Fees
Order Processing Fee	$[**]	[**]
Customer Setup Fee	$[**]	[**]
Account Maintenance/License Updates	$[**]	[**]
Allocation Fee	$[**]	[**]
Rush Order	$[**]	[**]
Emergency Order	$[**]	[**]
International Order	$[**]	[**]
Warehouse & Distribution Fees
Product Storage	$[**]	[**]

Fee	Amount	Description
Order Processing Fees ( refrigerated)	$[**]	[**]
Receiving Fee	$[**]	[**]
Shipping Fee	$[**]	[**]
Bulk Shipments	$[**]	[**]
Packing Supplies	[**]	[**]
Freight	[**]	[**]
Finance
Invoice Processing	$[**]	[**]
Credit Verification Reports — Dun & Bradstreet	$[**]	[**]
Credit Verification Reports — Experian	$[**]	[**]
Returns Management
RGA Initiation	$[**]	[**]
Return Processing	$[**]	[**]
Partial Return Processing	$[**]	[**]
Returns Storage	$[**]	[**]
Contract and Chargeback Management
Chargeback Processing — Manual	$[**]	[**]
Chargeback Processing — Electronic	$[**]	[**]
Membership Additions	$[**]	[**]
Contract Setup	$[**]	[**]
Contract Updates	$[**]	[**]
Information Technology and Reporting
852/867: ABC, CAH, MCK	$[**]	[**]
Custom Reports	$[**]	[**]
Custom Development	$[**]	[**]

Fee	Amount	Description
Services
Additional Fees
Product Destruction	[**]	[**]
Telecom	[**]	[**]
FedEx/UPS/Postage Expenses	[**]	[**]
Pre-Approved Assessorial Labor Charge - Warehouse	$[**]	[**]
Pre-Approved Assessorial Labor Charge — Office Staff	$[**]	[**]
Pre-Approved Assessorial Labor Charge — QC,	$[**]	[**]
Management ICS Travel	[**]	[**]

SCHEDULE C

ADDITIONAL DEFINITIONS

“Act” means the Federal Food, Drug and Cosmetic Act, Title 21, United States Code, as amended, and the regulations promulgated thereunder.

“ANDA” means an Abbreviated New Drug Application as defined in and contemplated by the Act.

“Customer” is defined in Agreement Section 1.

“DEA” means the United States Drug Enforcement Administration.

“FDA” means the United States Food and Drug Administration.

“Governmental Authority” means any nation, government, state or other political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“ICS Facility” means the facility located at 420 International Blvd. Suite#500, Brooks, KY 40109 or 5360 Capital Court #102, Reno, NV 89502.

“NDA” means a New Drug Application as defined in and contemplated by the Act.

“Person” means any corporation, natural person, the Company, entity, firm, joint venture, partnership, trust, unincorporated organization, or Government Authority.

“Products” is defined in Agreement Recital A.

“Related Parties” means the subsidiaries, parents, affiliated companies, officers, directors, employees, independent contractors, representatives, shareholders, trustees and agents of any Person.

“Requirements of Law” means any law (including consumer law), treaty, rule or regulation or a final and binding determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Services” is defined in Agreement Section 2.1.

“Taxes” means any and all liabilities, losses, expenses, and costs of any kind whatsoever that are, or are in the nature of taxes, fees, assessments, or other governmental charges, including interest, penalties, fines and additions to tax imposed by any federal, state or local government or taxing authority in the United States on or with respect to: (a) the Agreement or any related agreements or any future amendment, supplement, waiver, or consent requested by the Company or any required by the Agreement with respect to the execution, delivery or performance of any thereof, or the issuance, acquisition or subsequent transfer thereof, (b) the return, acquisition, transfer of title, storage, removal, replacement, substitution, purchase, acceptance, possession, rejection, ownership, delivery, non-delivery, use, operation, sale, abandonment, redelivery or other disposition of any interest in Products or any part thereof,

(c) the receipts or earnings arising from any interest in Products or any part thereof, (d) any payment made pursuant to this Agreement or to any Products, or (e) otherwise as a result of or by reason of the transactions contemplated by this Agreement, excluding, however, taxes imposed upon ICS that are based upon or measured by gross or net income and any franchise Taxes of ICS or any personal property taxes for Products or equipment owned by ICS.

“Term” is defined in Agreement Section 4.1.

SCHEDULE D

COPY OF EXECUTED CONFIDENTIALITY AGREEMENT

Pacira Pharmaceuticals, Inc.
10450 Science Center Drive
San Diego, CA 92121
Phone:  858-625-2424

MUTUAL CONFIDENTIALITY DISCLOSING AGREEMENT

Agreement dated November 4, 2010 (the “Effective Date”), between Pacira Pharmaceuticals, Inc., a California corporation (the “Company”) with offices at 10450 Science Center Drive, San Diego, California 92121, and Integrated Commercialization Solutions, Inc., a California corporation with offices at 3101 Gaylord Parkway, Frisco, Texas 75034 ( “ICS”).

1.             Background.  The Company and ICS (the “parties”) intend to engage in discussions and negotiations concerning the possible establishment of a business relationship between them or in furtherance of an existing business relationship between them.  In the course of such discussions and negotiations and in the course of any such business relationship, it is anticipated that each party will disclose or deliver to the other party and to the other party’s directors, officers, employees, authorized agents, attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”) certain of its trade secrets or confidential or proprietary information for the purposes of enabling the other party to evaluate the feasibility of such business relationship and to perform its obligations and exercise its rights under any such business relationship that is agreed to between the parties (the “Purposes”).  The parties have entered into this Agreement in order to assure the confidentiality of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement.  As used in this Agreement, the party disclosing Proprietary Information (as defined below) is referred to as the “Disclosing Party”; the party receiving such Proprietary Information is referred to as the “Recipient.”

2.             Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information either (i) designated as such in writing (e-mail is sufficient) by the Disclosing Party, including, without limitation, by letter or by the use of an appropriate proprietary stamp or legend or otherwise identified as confidential, or (ii) or is of such a nature that a reasonable person would understand that such information is confidential, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient.  Proprietary Information may be disclosed in any manner including in writing, orally, electronically, or visually.  The Company’s Proprietary Information shall include all information relating to the Company’s compounds, development work and materials, whether or not marked or otherwise identified as trade secrets or confidential or proprietary information.  ICS’s Proprietary Information shall include all information about processes, systems, strategic plans, business plans, operating data, customer information, pricing information, financial information and other information, whether or not marked or otherwise identified as trade secrets or confidential or proprietary information.  In addition, the term “Proprietary Information” shall be deemed to include:  (a) that portion of any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished to the Recipient or its Representatives pursuant hereto; and (b) the existence or status of, and any information concerning, the discussions between the parties concerning the possible establishment of a business relationship, including the fact that the parties hereto have entered into this Agreement and the terms and conditions thereof.

3.             Use and Disclosure of Proprietary Information.  The Recipient and its Representatives shall use the Proprietary Information only for the Purposes, and such Proprietary Information shall not be used for any other purpose without the prior written consent of the Disclosing Party.  The Recipient and its Representatives shall hold in confidence, and shall not disclose to any person, except as permitted hereunder, any Proprietary Information or exploit such Proprietary Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  Without limitation of the foregoing, the Recipient shall not cause or permit reverse engineering of any Proprietary Information or decompilation or disassembly of any drug products which are part of the Proprietary Information.  The Recipient shall disclose Proprietary Information received by it under this Agreement only to its Representatives (i) who have a need to know such Proprietary Information in the course of the performance of their duties in connection with the Purposes, (ii) who are informed of the confidential nature of the Proprietary Information and (iii) who are obligated to the Recipient to maintain Proprietary Information under terms and conditions at least as stringent as those under this Agreement.  The Recipient shall be responsible to the Disclosing Party for any disclosure or misuse of Proprietary Information that results from a failure to comply with terms of this Agreement by the Recipient and/or Recipient’s Representatives.  The Recipient shall promptly report to the Disclosing Party any actual or suspected violation of the terms of this Agreement and shall take all reasonable further steps requested by the Disclosing Party to prevent, control or remedy any such violation.

4.             Compelled Disclosure.  Notwithstanding anything contained in this Agreement to the contrary, if the Recipient or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, the Recipient, to the extent legally permitted, shall promptly notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  The Recipient shall reasonably cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) to obtain such a protective order or other remedy.  If such order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions of this Agreement, the Recipient shall only disclose that portion of the Proprietary Information which it is advised by counsel that it is legally required to so disclose and shall obtain reliable assurance (at the Disclosing Party’s sole cost and expense) that confidential treatment will be accorded the Proprietary Information so disclosed.

5.             Limitation on Obligations.  The obligations of the Recipient specified in this Agreement shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(a)           is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(b)           is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation;

(c)           becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party; or

(d)           is independently developed by the Recipient without reference to or reliance upon the Disclosing Party’s Proprietary Information.

6.             Ownership of Proprietary Information.  The Recipient agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Proprietary Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise.

7.             Return of Proprietary Information.  The Recipient shall, upon the written request of the Disclosing Party, promptly return to the Disclosing Party all Proprietary Information received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproductions thereof).  In addition, the Recipient shall destroy:  (i) that portion of any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party; and (ii) any Proprietary Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.  Alternatively, upon written request of the Disclosing Party, the Recipient shall promptly destroy (with written certification of destruction) all Proprietary Information received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproduction thereof) and that portion of any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party.  Notwithstanding the foregoing, the Recipient and its Representatives (i) may retain solely for compliance purposes one (1) copy of the Proprietary Information in order to comply with law or regulation and (ii) need not destroy electronic archives and backups made in the ordinary course of business where it would be commercially impracticable to do so.  Moreover, notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

8.             No Representations and Warranties.  The parties acknowledge and agree that the Proprietary Information is being provided to each party “as is” and without any representation or warranty of any kind, either express or implied.  Each party understands and agrees that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Proprietary Information nor will any of them have any liability to the Recipient or its Representatives or any other person relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.  Each party understands and agrees that the Disclosing Party is under no duty or obligation to provide the Recipient with access to any information, and nothing herein is intended to impose any such obligation on the Disclosing Party or any of its Representatives.

9.             Communications.  All questions and communications between the parties hereto with respect to the Purposes and/or the Proprietary Information will be submitted or directed only to the persons designated by the respective parties hereto.  The parties hereto agree that no other employees of the other party shall be contacted in connection with the Purposes or the Proprietary Information.

10.           Securities Laws.  The Recipient hereby acknowledges that it is aware, and that Recipient shall use its best efforts to advise its Representatives who are informed of the matters which are the subject of this Agreement, that the United States securities laws place certain restrictions on any person who has material, non-public information concerning the issuer with respect to purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11.           Miscellaneous.

(a)           This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by both parties.

(b)           This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.  This Agreement may be assigned by either party to any affiliate.

(c)           This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California, without giving effect to the principles of conflicts of law thereof.

(d)           The provisions of this Agreement are necessary for the protection of the business and goodwill of the parties and are considered by the parties to be reasonable for such purpose.  The parties hereto agree that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by the Recipient or its Representatives, and the Disclosing Party shall be entitled to specific performance and injunctive relief and any other appropriate equitable remedies for any such breach.  The Recipient shall not and shall cause its Representatives not to oppose the granting of such equitable relief, and to waive any requirement for the securing or posting of any bond in connection with such remedy.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Disclosing Party or its Representatives but shall be in addition to all other remedies available at law or in equity.

(e)           This Agreement covers Proprietary Information that is disclosed by the Disclosing Party to the Recipient until the first anniversary of the Effective Date.  The Recipient’s confidentiality obligations imposed by this Agreement shall continue with respect to Proprietary Information until the third (3rd) anniversary of the Effective Date; provided, however, that the confidentiality obligations imposed by this Agreement with respect to the trade secrets and the DepoFoam manufacture included in the Company’s Proprietary Information shall continue in perpetuity.

(f)            For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

PACIRA PHARMACEUTICALS, INC.

By:	/s/ James S. Scibetta

Name:	James S. Scibetta

Title:	CFO

INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.

By:	/s/ Doug Cook

Name:	Doug Cook

Title:	General Manager

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]

EXHIBIT A

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary companies and their successors that any food, drugs, devices, cosmetics, or other merchandise (“Products”) now or hereafter shipped or delivered by or on behalf of the undersigned, its subsidiaries, divisions, affiliated companies and representatives (“Guarantors”) to or on the order of AmerisourceBergen Corporation or any of its subsidiaries will not be, at the time such shipment or delivery, adulterated, misbranded, or otherwise prohibited under applicable federal, state and local laws, including applicable provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. §301 et seq., (“FDCA”), and Sections 351 and 361 of the Federal Public Health Service Act, 42 U.S.C.A. §§ 262 and 264, and their implementing regulations (“Applicable Laws”), each as amended and in effect at the time of shipment or delivery of such Products; and such Products are not, at the time of such shipment or delivery, merchandise which may not otherwise be introduced or delivered for introduction into interstate commerce under Applicable Laws, including FDCA section 301 (21 U.S.C.A. §331); and such Products are merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or local law; and Guarantors guarantee further that, in the case of food shipments, only those chemicals or sprays approved by federal, state or local authorities have been used, and any residue in excess of the amount allowed by any such authorities has been removed from such Products.

Guarantors hereby agree to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries harmless against any and all claims, losses, damages, and liabilities whatsoever (and expenses connected therewith, including counsel fees), arising as a result of (a) any actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) possession, distribution, sale and/or use of, or by reason of the seizure of, any Products of Guarantors, including any prosecution or action whatsoever by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Guarantors’ Products infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence, willful misconduct or breach of contract by Guarantors.  Guarantors further agree to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $[**] per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary companies and their successors as Additional Insureds, including a Broad Form Vendors Endorsement.  If the required insurance is underwritten on a “claims made” basis, the insurance must include a provision for an extended reporting period (“ERP”) of not less than twenty-four months; Guarantors further agree to purchase the ERP if continuous claims made insurance, with a retroactive date not later than the date of this Agreement, is not continually maintained or is otherwise unavailable.  Guarantors will endeavor to provide at least 30 days’ prior written notice to the Additional Insureds in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance.  All insurance coverage must be with a carrier and in a form acceptable to AmerisourceBergen Corporation, at its sole discretion, including any deductible or self-insurance risk retained by Guarantors.  In combination with significant excess liability insurance, any retained risk must be commercially reasonable, actuarially sound and acceptable to AmerisourceBergen Corporation, at its sole discretion.  Each Guarantor warrants that its assets are sufficient to cover any self-insurance liability it assumes under this Agreement.  Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by Guarantors or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries or their successors and Guarantors.  In the event of any conflict between the language of such other documents and the language set forth herein, the language herein shall be controlling.

By:

Name:

Title:

Date:

Revised

6/2/05

EXHIBIT B

CUSTOMER SERVICES

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             ICS, as agent of the Company, will develop, operate and maintain an Integrated Access Center (“Access Center”) to manage the comprehensive distribution Services related to Products described herein (“Customer Services”) for the Company.  ICS agrees to develop the Access Center and provide the Customer Services for the fees listed in Schedule B.

2.             The Access Center includes the following:

2.1                               A fully-integrated telecommunications and information system that will capture and manage key data from each Customer requesting information or specific services relating to Products;

2.2                               A toll-free Company-dedicated telephone and fax number solely for the Access Center, with all costs being the Company’s responsibility;

2.3                               The capability to handle queries about Products related to order processing and account management; and

2.4                               The capability to triage queries and forward to Company phones.

3.               ICS, as agent of the Company, will retain, train and manage appropriate staff personnel to operate the Access Center.  Responsibilities of Access Center personnel will be to:

3.1                               Receive orders via Electronic Data Interchange (“EDI”), facsimile, email, mail or telephone, and (b) be available from 8:00 a.m. to 5:00 p.m. (Central) to receive orders or triage calls to the Company as necessary;

3.2                               Receive EDI orders from the Company or its Customers.  Upon receipt, ICS will:

3.2.1                     Verify that product order file processed from customer and into ICS’ ERP system;

3.2.2                     Review EDI order processing error logs and communicate any non-processed orders and reasons to the Company or its Customers; and

3.2.3                     Take appropriate action based on direction from the Company to resolve any issues and re-enter orders or order files into the ERP for processing;

3.3                                 Generate and issue packing slips for the sale of Products sold under this Agreement;

3.4                               Manage the process of issuing Product return authorizations and Product destruction authorizations in accordance with the Company’s policies that have been provided to ICS, and coordinate shipment of Product for destruction;

3.5                               Set up customer accounts for Customers eligible to purchase from the Company according to parameters provided by the Company, and the Company will periodically supply ICS with its written criteria, as amended from time to time, for all Customer eligibility; and

3.6                               At the Company’s prior written request, verify that such Customers meet the Company’s eligibility criteria by:

3.6.1                     Credit verification using approved agencies and establishment of credit limits based on the Company’s guidance;

3.6.2                     Verification of licenses (including verification of DEA and state controlled substances, regulatory licenses and registrations when filling orders of controlled substances); and

3.6.3                     License verification using the NTIS database augmented by a copy of the Customer license if necessary; and

3.7                               Obtain Proofs of Deliveries (PODs) for the Company.

4.             Order allocations encompass any inbound orders to ICS that need to have original conditions reviewed and/or manipulated as opposed to allowing the order to flow freely through the order process system.  All allocated orders shall be filled in accordance with the Company’s written instructions.

5.             An order is defined as a shipment to a unique address that leaves the distribution center, regardless of the number of cartons or packages that constitute that shipment and/or the number of inbound requests for such order.

6.             The following services are not a part of Customer Services normally provided in the Access Center:

6.1          Product substitution relating to backorder management:

6.2          Stock allocation of Product to the Company’s Customer base:

6.3          Arranging for the re-distribution of Product within the Company’s Customer base; or

6.4           Any services not identified in paragraphs 1 through 3 of this Exhibit B.

EXHIBIT C

WAREHOUSING AND INVENTORY MANAGEMENT SERVICES

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             ICS will warehouse and inventory Products at the ICS Facility.

2.             ICS will visually inspect each shipment of Product for external container or package damage or loss in transit (based upon records provided to ICS by the Company Product, or in accordance with the Statement of Work for the applicable product, if otherwise specified.

3.             ICS will promptly notify the Company upon ICS’s discovery of any damage or loss to Product.

4.             ICS will quarantine Product upon receipt and will release Product to salable inventory status within twenty-four (24) hours of written authorization from the Company.

5.             ICS will store all Product in compliance with current good manufacturing practice regulations and guidelines and other requirements of the FDA, the U.S. Drug Enforcement Administration (including maintaining required registrations, licenses and other authorizations, observing all DEA security standards and timely filing any necessary ARCOS reports and other DEA forms, including DEA form 222), all other applicable Requirements of Law and in accordance with the Company’s written instructions, if any.

6.             The Company will pay all costs, charges, expenses and import and export duties for delivery and transportation of Product to and from an ICS Facility; provided that ICS shall be responsible for the costs of any transfers of Product from one ICS Facility to another ICS Facility that are initiated by ICS and not requested by the Company.

EXHIBIT D

DISTRIBUTION SERVICES

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             Distribution.  ICS shall provide the following distribution tasks:

1.1                                 ICS shall use its best efforts to ensure that Products will be packaged and distributed by trained personnel in client approved shipment containers.

1.2                                 ICS shall use its best efforts to ship Products within one (1) business day of receipt of orders by ICS unless otherwise specified under the terms of this Agreement.  Pacira will use drop ship through wholesaler Customers.  Should a customer need an emergency shipment for Saturday delivery ICS will follow shipping SOP and customer emergency shipment billing.

1.3                                 ICS shall ship Veterans Administration and other government orders direct or to the designated PPV (Preferred Pharmaceutical Vendor).

1.4                                 ICS shall distribute bulk shipments by a designated carrier using carrier bulk shipment terms.

1.5                                 ICS shall use its best efforts to ensure that Products are distributed on a FEFO (first expired/first out) basis unless otherwise directed by the Company in writing.

1.6                                 ICS shall deliver Products as a drop ship to end-user customers and billed to the designated wholesaler

1.7                                 ICS shall use its best efforts to ensure that non-EDI orders received by ICS during standard warehouse hours of shipping (currently M-F 8:00 a.m. to 3:00 p.m. Eastern, except holidays) and EDI orders received prior to the 3:00 p.m. Eastern cutoff time will be filled the same day.  ICS shall also use its best efforts to ensure that orders received after this agreed upon cut-off time will be processed no later than the next business day.  ICS shall use its best efforts to ensure that EDI orders arriving after the cutoff time will be processed within 24 hours of transmission to ICS.

1.8                                 At the Company’s request, ICS shall provide a “Rush Order” service for specific order or orders to be processed and shipped the same day; provided however, that such services are dependent on ICS’s ability to perform based upon order receipt time, ICS personnel, and transportation carrier availability.  Such orders shall be subject to the Company’s payment of the additional fees pursuant to Schedule B.

1.9                                 At the Company’s request, ICS shall provide “Emergency Order” services, defined as any order received outside of scheduled working hours (currently M-F 8:00 a.m. to 5:00 p.m. Eastern Time) requiring ICS staff to return to the ICS Facility to process the order within the same day.  Such Emergency Order services will be subject to additional fees pursuant to Schedule B.  ICS shall clearly identify any such orders to the Company at the time of the Company’s request.

2.             Inventory.  ICS will be responsible for the following inventory tasks:

2.1                                 ICS shall receive Products from the Company or a Company designee.

2.2                                 ICS shall ensure that any end of lot discrepancies evidenced by a difference in physical to book inventory as noted during Product distribution will trigger inventory counts and reconciliation by ICS to verify and determine, where possible, the cause for the discrepancy.

2.3                                 ICS shall provide the Company, at ICS’s expense, one (1) physical product inventory per calendar year and routine cycle counts.  ICS shall perform additional physical product inventories upon the Company’s request and for an additional labor charge.  Any such additional physical inventory requested by the Company will be scheduled based upon a written request from the Company and a mutually agreed upon inventory date.

2.4                                 ICS shall obtain any required packaging materials for distribution the cost of which shall be passed through to the Company pursuant to Schedule B.

2.5                                 ICS shall pay all labor costs for warehouse personnel providing the Services.

2.6                                 ICS shall provide tracking for all shipments as required by the Company;

2.7                                 ICS shall pay for all security costs for the ICS Facility and any other warehouse locations where Products may be stored in accordance with the terms of this Agreement.

2.8                                 ICS shall denote receipt of returns that include the proper RGA documentation within three (3) business days and process returns within seven business days of receipt at the ICS Facility.

2.9                                 ICS shall ship outdated/damaged Products to a site reasonably designated by the Company for disposal.  All transportation and destruction costs will be borne by the Company pursuant to Schedule B.

2.10                           ICS shall not responsible for maintaining inventory levels for Product fulfillment.

3.             Product Title.  The Company will at all times retain title to all of Products under this Agreement.

4.             Exclusions.  The following services will not be provided by ICS or included as Distribution Services under the terms of this Agreement:

4.1                                 Processing of Department of Transportation hazardous materials.

4.2                                 Re-stacking of inbound Products required at the ICS Facility.

4.3                                 Any other special labeling or packaging required for Products on or for shipments leaving the ICS Facility.

EXHIBIT E N/A

WAREHOUSING AND DISTRIBUTION OF SAMPLE PRODUCTS

ICS shall perform the following Services on and after the Effective Date during the Term of the Agreement.  The parties’ respective obligations are set forth below.

1.             Sample Products.  “Sample Products” shall mean [INSERT PRODUCT NAME], which is not intended to be sold and shall be re-labeled as such and is given to customers free of charge to promote sales.

2.             Storage and Shipment of Samples.  ICS will warehouse, inventory and distribute Samples and Free Goods consistent with standards for warehousing, inventory and distributing Services under Exhibit B.  ICS will distribute Samples by mail or common carrier.  ICS’s obligation to perform Services is conditioned on the Company’s performance of tasks as specified under Exhibit B.

3.             Re-Labeling of Sample Products.  ICS shall perform re-labeling services reasonably requested by Company and consistent with all Requirements of Law.  ICS shall ensure that each Sample Product distributed by ICS bears a label that includes one of the following statements:  “Sample,” “Not for sale,” or “Professional courtesy package.”  ICS shall include on the label of each Sample Product and on the outside container or packaging (if any) an identifying lot or control number that will permit the tracking of the distribution of each unit of Sample Product.  ICS shall not make any other changes to labeling without prior written direction of Company.

4.             Recipients.  For purposes of sending samples the Company will, from time to time, provide ICS with a current and accurate list of recipients authorized to receive Sample Products (“Recipients”), including additions, corrections, and deletions.  At a minimum, the list will include the name and ship-to address of each Recipient.  ICS will adhere to its standard operating procedures for distribution of Sample Products to Recipients, as well as all Requirements of Law, including without limitation the PDMA, pertaining to distribution of samples to Recipients.

4.1          Physician Recipients.  Prior to each delivery of Sample Product by ICS to a Physician Recipient, the Company will provide ICS with a completed sample request form in a form mutually agreed upon by the Parties, which shall be signed by the physician making the request (the “Sample Request Form”).  The Sample Request Form will contain the following information:

4.1.1  the applicable state license or authorization number (or DEA number where a controlled substance is requested) for the physician authorized to receive Samples Products;

4.1.2  the name, address, professional title and signature of the physician making the request;

4.1.3       the proprietary or established name and strength of the Sample Product requested;

4.1.4       the amount of Sample Product requested;

4.1.5       the date of the request;

4.1.6       the full names of the Company and ICS; and

4.1.7  any other information required by § 203.30 or other applicable law for the distribution of Sample Products to a physician.

4.2          Pharmacy or Hospital Recipients.  Prior to each delivery of Sample Product by ICS to pharmacy or hospital Recipient, the Company will provide ICS with a completed Sample Request Form, which is signed by the physician making the request.  The Sample Request Form shall contain all of the information listed in Section 4.1 above and shall also include the name and address of the pharmacy or hospital to which the Sample Product shall be delivered.

5.             Receipts for Sample Products.  Upon delivery of the Sample Product, ICS shall obtain a receipt that contains the following information:

5.1          Physician Recipient.  If the Recipient is a physician, the receipt will include at a minimum:  (i) the signature of the physician or the physician’s authorized designee acknowledging delivery of the Sample Product; (ii) the physician’s name, address, professional title; (iii) the proprietary or established name and strength of the Sample Product; (iv) the quantity of the Sample Product delivered; and (v) the date of delivery.

5.2          Pharmacy or Hospital Recipients.  If the Recipient is a Pharmacy or Hospital, the receipt will include at a minimum:  (i) the name and address of the licensed physician requesting the Sample Product; (ii) the name and address of the pharmacy or hospital designated to receive the Sample Product; (iii) the name, address, professional title and signature of the person acknowledging delivery of the Sample Product; (iv) the proprietary or established name and strength of the Sample Product; (v) the quantity of the Sample Product requested; and (vi) the date of delivery.

6.             Reconciliation of Sample Product Requests and Receipts; Losses.  ICS shall be responsible for reconciling sample requests, receipts and inventory of Sample Products as mutually agreed by the parties and consistent with all Requirements of Law.  ICS shall report all discrepancies, thefts and losses involving Sample Products to Company.  Company shall develop an appropriate definition for “Significant Loss,” and shall be responsible for determining whether any discrepancy, theft or loss constitutes a Significant Loss.  In the event that Company determines that a Significant Loss exists, Company shall notify the FDA of the loss consistent with PDMA requirements.

7.             Record Keeping Requirements.  The Company and ICS will create and maintain all applicable forms and records required by all Requirements of Law applicable to warehousing and distribution of Samples and Free Goods including PDMA, Rules and Controlled Substance Laws.  Prior to the distribution of any Samples or Free Goods, the Company and ICS will identify in a separate written procedure the specific forms and records each will maintain so that distribution of Samples and Free Goods will comply with all Requirements of Law.  The Company and ICS will permit the other, upon reasonable advance notice, to audit and inspect all such forms and records it creates or maintains in distributing Samples Products.  The Company and ICS will cooperate and assist with, and will provide the other with access to and copies of, such forms and records as may be useful in responding to, regulatory agency inspections or requests for such forms or records.

EXHIBIT F

MARKETING MATERIALS FULFILLMENT SERVICES

ICS will warehouse and manage distribution of Product and clinical and marketing materials that are sent to the Company’s authorized personnel (the “Company Representatives”) on and after the Program Launch Date during the Term as follows:

1.                                       The Company will develop and provide to ICS all materials for use in the Access Center.

2.                                       The Company will provide ICS with such bulk clinical and marketing materials in mutually agreeable packaging configuration shrink-wrapped packages designated as one “SKU” (Stock Keeping Unit).  Whenever possible, the Company will direct its other vendors to adopt specifications and coding systems that are currently being utilized in ICS’s Facility, with the SKU clearly marked with Product code to be used by ICS.

3.                                       ICS will charge the Company the fees in Schedule B for the storage of marketing materials.

4.                                       ICS will ship orders for marketing materials by ground unless otherwise specified in writing by the Company.

5.                                       Upon prior written approval from the Company, ICS will begin responding to requests for marketing materials, which requests will be directed to ICS by the Company Representatives by facsimile or electronic mail.  In addition, ICS will, upon written request of the Company, ship marketing materials to medical conventions, back to the Company or the Company’s Representatives, care givers and other healthcare providers, for fees in Schedule B.

6.                                       The Company will provide new product specifications as outlined in the “Product Set Up Sheets” to ICS at least five business days prior to product receipt at the warehouse.

7.                                       The Company will ensure that Product is configured in the minimum order quantity for shipment purposes.

8                                          Services not covered under the terms of this Agreement include:

8.1           Any marking required at ICS’s Facility for Product identification purposes; and

8.2           Processing or re-stocking marketing materials returned from trade shows.

8.3           Repackaging of marketing materials to meet ICS configuration requirements.

EXHIBIT G

CONTRACT ADMINISTRATION AND CHARGEBACKS PROCESSING

ICS is licensed to utilize BPI Contracts software developed by BPI Technologies Corporation to provide contract administration and chargeback processing services.  ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             Contract Administration.  ICS shall enter into the BPI Contracts application key demographic information, membership, and pricing arrangements, as provided by the Company, as negotiated between the Company and its key government and non-government contract accounts, including DOD and VA.  ICS shall assist the Company in managing information for such accounts, but shall have no liability for the timeliness, accuracy or reliability of the information provided by the Company under this Section.

2.             Chargeback Processing.  ICS will process debit memo submissions from wholesalers for wholesaler contract sales pricing reconciliation.

2.1              Reconciliation is based upon verification of the submitted wholesaler data against contract administration data.  Results of this verification are:

2.1.1            Reconciliation reporting; and

2.1.2            Credit Memo generation.

2.2     Submissions by wholesalers will be either paper or electronic (EDI).

2.2.1                                    Paper — Processing time for paper submissions will be five (5) business days.

2.2.2                                    EDI — Processing time for EDI submissions will be three (3) business days.

2.2.3                                    These times do not apply to new or newly acquired Products for a period of ninety (90) days.

3.             Rebates.  ICS will provide documentation for rebates to be paid by the Company on a quarterly basis.  ICS will also provide the Company with reports, in a format agreed upon by the parties, including pricing information for AMP and FAMP reports, and which otherwise allow the Company to monitor purchasing activity by its key accounts.

EXHIBIT H

ACCOUNTS RECEIVABLE MANAGEMENT AND CASH APPLICATIONS

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             ICS will manage all accounts receivable transactions related to the Company managed distribution programs for Product.  The Company will establish a lock box at a financial institution of its choosing (the “Financial Institution”“).  Payments from Customers will be directed to the address of the lock box.  The Financial Institution will sweep the lock box daily and deposit payments into the Company’s operating account.  The Financial Institution will forward copies of all payment transactions to ICS for cash application purposes.  ICS and the Company will jointly determine the following:

1.1           Credit policy

1.2           Class of trade designations

1.3           Terms and conditions

1.4           License requirements

1.5           Dunning process for past due accounts

1.6           Reporting requirements

2.             ICS will provide comprehensive accounts receivable management services in conformance with ICS’s standard operating procedures, applicable Statements of Work, and the Company’s collection policies as they apply to:

2.1           Invoicing (prepare and mail Customer invoices)

2.2           Cash application

2.3           Reconciliation of daily lock box deposits

2.4           Credit hold/release processing

2.5           Change to Customer credit limits per the Company’s approval

Credit reports:

2.5.1.                          Experian

2.5.2                             D & B

2.6           Return authorization credits

2.7           Credit and re-bills

2.8           Reconciliation of accounts receivable to chargebacks

3.             ICS will adhere to state and federally mandated good credit and collection practices established jointly by ICS and the Company such as:

3.1           On-line details of calls

3.2           Call list of past due invoices

3.3           Past due reminder letters

3.4           Research and collection of unauthorized deductions

3.5           The Company approved write-offs

EXHIBIT I

FINANCIAL MANAGEMENT SERVICES

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             ICS will provide monthly reconciliation of all financial transactions related to the Company managed distribution program for Product and provided with 3 business days of calendar month end as follows:

1.1           Month end close

1.2           Reconciliation of cash, cash discounts and accounts receivable

1.3           Inventory roll over

1.4           Reconciliation of inventory adjustments

1.5           Reconciliation of goods received

1.6           Reconciliation of sales and cost of goods sold

1.7           Reconciliation of returns and cost of goods returns

2.             ICS will provide on a monthly basis (or other agreed upon period), the following financial reports:

2.1                   Trial Balance

2.2                   Cash Application Summary

2.3                   Accounts Receivable Reports

2.4                   Inventory Reports

2.5                   Sales Reports

2.6                   Cash Discounts Report

EXHIBIT J

IT SERVICES

ICS shall perform the following Services on and after the Program Launch Date during the Term of the Agreement:

1.             Application Software.  ICS shall maintain a license to utilize ERP software developed by International Business Systems to provide Distribution and Financial Services to the Company.

2.             Access.  ICS shall ensure that access to the DataMart will be available to the Company Monday through Friday from 7:00 a.m. — 7:00 p.m. (Central) except for those holidays recognized by ICS (“Holidays”), a listing of which will be mutually agreed to by the Company and ICS.  ICS will contact the Company with reasonable notice of any non-availability of the DataMart due to routine or non-routine system maintenance undertaken by ICS, .  “DataMart” shall be defined as the repository of information available to ICS regarding Products and related standard reports, including but not limited to daily inventory reports and inventory adjustments.

3.             On-Call Support.  ICS shall maintain an on-call support line for answering Company questions, receiving requests for correction of errors and providing consulting services relative to the functionality and usage of the DataMart.  The support line will be available from 8:30 a.m. — 5:00 p.m. (Central) except for Holidays.

4.             Training.   ICS shall provide user documentation and training for DataMart through data dictionaries of DataMart; provided, however, that ICS shall have no obligation to provide Crystal Training and licenses to utilize crystal reports to the Company.

5.             Back-Ups.  ICS shall perform back-up of all the Company transactions at the end of each working day.  Such back-up will be performed at a scheduled time each day and will use an IBM utility product to copy all ICS’s the Company data on a media selected by ICS.

6.             Data Management and Reporting.  ICS shall provide the Company with standard reports as may be reasonably requested by the Company from time to time.  ICS has also developed a set of standard data file extracts that cover distribution and financial activity.  Frequency for report or data file creation is in part based on functional requirement but may be daily, weekly, monthly or on demand.  If customization is needed, the Company and ICS will jointly and reasonably determine the data elements and formats to be included in custom reports, as well as their frequency and data files.  Mutually agreed-upon standard reports and files are included in the pricing provided under this Agreement.  Additional charges will apply to special reports and data files created based upon hourly programming charges as listed in Schedule B for creation of specialized reports.  The Company will be responsible for hardware or software costs directly and for fees listed in Schedule B.

7.             Transfer Protocol.  ICS will make available to the Company data in the form of electronic files on a detail or summary basis that reflects the operational activity in the Company’s DataMart or CARS/IS environment.  The frequency of the data file availability may be event based, daily, weekly or monthly.  Certain timing restrictions apply based on type of data.  Conversely ICS will receive files from the Company for the purpose of file building, file maintenance or order processing.  The data may be delivered in one of four methods:  1) Cyclone Encrypted or PGP encrypted, 2) Secure Website, 3) E-mail (emergency only) or

4) Electronic Data Interchange:

8.             System Disaster Recovery.  ICS shall maintain in place disaster-relief plans consisting of disaster recovery procedures, telecommunications switch over during disaster or emergency period, and AS/400 System switch over during disaster or emergency period (collectively, “Disaster Plans”).  ICS will maintain the Disaster Plans during the Term.